Exhibit 99.1
Final Transcript
Conference Call Transcript
SWHC — Q1 2011 Smith & Wesson Holding Corporation Earnings Conference Call
Event Date/Time: Sep 09, 2010 / 09:00PM GMT

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Final Transcript
Sep 09, 2010 / 09:00PM GMT, SWHC — Q1 2011 Smith & Wesson Holding Corporation Earnings Conference Call
CORPORATE PARTICIPANTS
Mike Golden
Smith & Wesson Holding Corporation — President & CEO
Liz Sharp
Smith & Wesson Holding Corporation — VP, IR
James Debney
Smith & Wesson Holding Corporation — President — Firearms Division
Matt Gelfand
Smith & Wesson Holding Corporation — President — Perimeter Security Division
Barry Willingham
Smith & Wesson Holding Corporation — COO — Perimeter Security Division
Bill Spengler
Smith & Wesson Holding Corporation — EVP & CFO
CONFERENCE CALL PARTICIPANTS
Reed Anderson
D.A. Davidson & Co. — Analyst
Eric Wold
Merriman Curhan Ford — Analyst
Rommel Dionisio
Wedbush Morgan — Analyst
Cai von Rumohr
Cowen and Company — Analyst
Chris Krueger
Northland Securities — Analyst
Jim Barrett
CL King Associates — Analyst
PRESENTATION

Operator
Good day ladies and gentlemen, and welcome to the first quarter 2011 Smith & Wesson Holding Corporation earnings conference call. My name is Regina and I will be your operator for today. At this time, all participants are in listen-only mode. Later, we will conduct a question and answer session. (Operator Instructions) Today’s conference is being recorded for replay purposes. I would now like to turn the conference over to your host for today, Liz Sharp, Vice President Investor Relations. You may proceed, ma’am.

Liz Sharp — Smith & Wesson Holding Corporation — VP, IR
Thank you and good afternoon. Before we begin the formal part of our presentation, let me tell you that what we’re about to say, as well as any questions we may answer, could contain predictions, estimates and other forward-looking statements. Our use of words like anticipate, project, estimate, expect, forecast and other similar expressions are intended to identify those forward-looking statements. Any forward-looking statements that we might make represent our current judgment on what the future holds. As such, those statements are subject to a variety of risks and uncertainties. Important risk factors and other considerations that could cause our actual results to be materially different are described in our securities filings, including our forms S-3, 8-K, 10-K and 10-Q. I encourage you to review those documents. A replay of this call can be found on our website later today at www.smith-wesson.com. The conference call contains time sensitive information that is accurate only as of the time

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Final Transcript
Sep 09, 2010 / 09:00PM GMT, SWHC — Q1 2011 Smith & Wesson Holding Corporation Earnings Conference Call
hereof. If any portion of this presentation is rebroadcast, retransmitted or redistributed at a later date, we will not be reviewing or updating the material content herein.
Our actual result could differ materially from these statements. Our speakers on today’s call are Mike Golden, President and CEO, Bill Spengler, Executive Vice President and Chief Financial Officer, James Debney, President of our Firearm Division, Matt Gelfand, President of our Perimeter Security Division and Barry Willingham Chief Operating Officer of our Perimeter Security Division. With that, I’d now like to turn the call over to Mike.

Mike Golden — Smith & Wesson Holding Corporation — President & CEO
Thank you, Liz. And thanks everyone for joining us. Our strategy for growth at Smith & Wesson remains centered on building our firearms business in the consumer and professional channels, while expanding beyond firearms into the growing markets for safety and security. Our first quarter reflects good execution. Firearm revenue came in solidly within our expectations. Perimeter Security revenue achieved a record level and reflected 60% year-over-year growth. In addition, we made progress in both divisions towards setting the foundation for growth in the back half of our fiscal year.
In firearms, new products are an important growth driver, and in the first quarter, we began shipping our newest products, the BODYGUARD revolvers and pistols. In response to consumer trends, these products are designed by our engineering team for the concealed carry market, one of the fastest growing segments in firearms today. While not an event that occurred within Q1, we learned this week that we’ve won a contract award from the US Bureau of Alcohol, Tobacco, Firearms and Explosives, or the ATF. James will explain the details of the award in his remarks, but I want to quickly comment on why this is important. I believe this is the first notable new firearms contract that has been issued by a federal agency during my time at Smith & Wesson. In addition to any orders we may receive from this award over time, this is important validation of our M&P products and an accomplishment that will give us visibility in a very positive way at many government and law enforcement agencies.
Now to Perimeter Security. In Perimeter Security, new products made progress in the first quarter. We prepared our new Expeditionary Mobile Barrier, or EMB, for crash test certification, which it successfully passed in August. We also prepared our K8 GRAB barrier for certification testing later this year. These new barrier products are an important element of our strategy to build a broad portfolio of proprietary products that drive market share growth. We also added sales staff and support personnel and implemented process improvements, all of which allowed us to increase the number of customer requests for proposals that we have responded to.
Like most businesses today, we are seeing some impact from the uncertain state of the economy. In the firearms industry, distributors and dealers appear to have been buying cautiously, allowing the strength at retail to pull their inventories down to lower levels. We believe this is a temporary situation that will correct itself. In Perimeter Security, certain segments of the market which have generated substantial revenue for us in the past, have more recently demonstrated tighter budgets and delayed spending. In response, we are targeting additional segments of the market where funds are more readily available. We have shifted our focus accordingly. As a result, we have significantly increased the number of proposals we have generated. In short, we are continuing to adapt to the business to align with our target markets and we are confident that we have the mechanisms in place to help deliver solid growth across our Company in the second half of the year. With that, I will now turn the call over to James Debney, President of our Firearms Division, for some operational highlights. James?

James Debney — Smith & Wesson Holding Corporation — President — Firearms Division
Thank you, Mike. Firearm sales of about $78 million this quarter were in line with our expectations and represents an expected decrease from our record sales for Q1 of last year. This is due to lower consumer sales in the industry compared to last year’s record levels, combined with lower international sales resulting from our new qualification process. In the consumer channel, orders have shifted from tactical rifles and full size pistols last year to smaller concealed carry pistols this year. Until recently, our pistol offering consisted primarily of full size products. As a result, in the first quarter our tactical rifle sales declined by about $15 million, while pistol sales decreased by about $6 million.
New product launches are a key part of our market strategy. In July, we began shipping the BODYGUARD, our new firearm designed for the concealed carry market. We believe these pistols and revolvers are the first production-volume handgun ever produced with integrated lasers. Both products have been well-received in the marketplace, and customer feedback has been very positive. As a result, current capacity for these products is sold out through December and we are working to increase our BODYGUARD production. Turning now to FBI NICS data, as you know, NICS data represents the number of background checks conducted each month. A background check occurs with each retail firearm purchase. This is one piece of information that we use to track consumer demand. Background checks for the month of July reflected a 10.7% increase over July 2009.

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Final Transcript
Sep 09, 2010 / 09:00PM GMT, SWHC — Q1 2011 Smith & Wesson Holding Corporation Earnings Conference Call
The National Shooting Sports Foundation, or NSSF, recently issued a statement indicating that NICS data also includes background checks that are conducted when consumers apply for or renew a firearm carry permit. When the NSSF removed these instances, July NICS data reflects that background checks related to gun purchases really grew by 4.4% over last year. This still represents good growth and we believe that it mainly reflects a demand increase for concealed carry and personal protection handguns. Incidentally, August data was just published this week and came in at an adjusted 4.6% growth, excluding permit-related checks. Now addressing sales by channel, the market shift away from tactical rifles and full sized pistols is reflected in our sales into the consumer channels this quarter, which decreased by about 21%. The introduction of our BODYGUARD Series for personal protection and our Self Defense or SD pistols for home protection will address this current trend. We are very optimistic about the potential of these new product launches.
Sales into our law enforcement channel decreased by about 21% versus the same period a year ago. We believe this decline is largely a function of variability in the timing and size of large police department orders, of which we had several in Q1 of last year. Our M&P pistols and rifles continue to win law enforcement business and orders in the first quarter included a 2,500-unit order from the California Department of Corrections, as well as an order from our hometown Springfield, Massachusetts Police Department for our M&P40s. In addition, and as Mike mentioned, we have received an award to supply our M&P40 caliber pistols to the Bureau of Alcohol, Tobacco, Firearms and Explosives. This was a rigorous competition that put the M&P40 head to head with some of the world’s best pistols. During this stringent testing process, which included shooting 20,000 rounds through each pistol, the M&P performed exceptionally well. It demonstrated the features, functionality and performance that have made us a sidearm of choice by law enforcement professionals. This contract award is worth up to $40 million over a maximum of 10 years.
Importantly, in addition to the ATF, all other federal agencies are now committed to purchase our M&P40 under the same award. As a result, this is a great opportunity for new federal agency business. We look forward to sharing news about orders stemming from this new award as we receive them. Turning now to our international business, we continue to refine the processes through which we qualify all international customers, consultants, agents and distributors. The implementation of this has delayed, and in some cases eliminated, potential international revenue. As a result, sales into our international channel declined about 42%, compared with the first quarter last year. We continue to serve those international customers who have been vetted through our new process. For instance, we recently received congressional approval to begin shipping one of our largest international orders, 10,000 units for the Victoria Police in Australia.
During the first quarter, Thompson/Center Arms, our hunting firearm business, began shipping the Impact black powder rifle and began producing the Hot Shot 22 caliber rifle. The Impact provides consumers with a tremendous value proposition, a highly accurate black powder rifle at a very reasonable price. The Hot Shot represents our first entry into the youth market space. Both products have been well received and are a key part of our strategy to expand our addressable market and leverage the strength of the Thompson/Center brand. Total firearm backlog at the end of the first quarter was $74.8 million, down $33.2 million, or 32% from the $108 million at the end of April. This decrease reflects the commencement of shipping new products, particularly our BODYGUARD Series, combined with normal seasonality in the hunting business. It also appears to reflect cautious buying patterns in our market, as we believe distributors were attempting to reduce inventories. Just for reference, our firearm backlog typically contains orders that are shippable over multiple quarters. In addition, firearm backlog orders are subject to cancellation until they are shipped.
Now addressing our military opportunities, as we noted last quarter, we responded to an RFP from the US Army regarding M16 rifles and to multiple RFIs from the Army regarding both the M4 modification kits, which are upgrades for rifles already in the field, as well as potential new individual carbine. We continued to respond as appropriate and monitor these opportunities closely for next steps. We will keep you updated as we have news. During the quarter, we saw an increase in our inventory levels within the Firearm Division. We believe this is due partly to the lowering of distributor and dealer inventories that I discussed earlier. We also believe this is simply a transition period. We have taken several actions including adjusting our production levels to better align the demand. As a result, we anticipate reductions in our inventory levels which should begin to read through in Q2. Lastly, new product development activity remains strong. We are developing a number of new products throughout our firearm categories, several of which are planned for launch at next year’s SHOT show. At this point, I would like to turn the call back to Mike.

Mike Golden — Smith & Wesson Holding Corporation — President & CEO
Thank you, James. The acquisition of USR in 2009, allowed Smith & Wesson to expand beyond firearms into new markets of safety and security. In the first quarter, USR generated $17.1 million in revenue, entirely from non-consumer segments such as the US Military, Federal and Local governments and large corporate entities across a range of industries. This broadening of our end-user base beyond the largely consumer

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Final Transcript
Sep 09, 2010 / 09:00PM GMT, SWHC — Q1 2011 Smith & Wesson Holding Corporation Earnings Conference Call
firearm business is an important part of our long-term strategy. I will now turn the call over to Matt Gelfand, President of our Perimeter Security Division and Barry Willingham, our Chief Operating Officer for Perimeter Security. Matt?

Matt Gelfand — Smith & Wesson Holding Corporation — President — Perimeter Security Division
Thanks, Mike. At USR in Q1, we delivered record revenue of $17.1 million, representing growth of 60% on a full quarter year-over-year basis. If inter-company sales were included, USR’s revenue would have been $17.6 million, an amount which better demonstrates the increased operational capacity that USR has developed. Improvements have been realized through the addition of key managers, the introduction of more efficient operational processes and the implementation of key technologies. These enhancements have been made to deliver revenue more efficiently and to scale the Company for future growth. These progressive changes have taken place as the Company delivered record quarter revenue.
Innovative products remain an important part of what differentiates us from our competitors and makes USR a preferred supplier for our clients. In August, we successfully completed testing of the Expeditionary Mobile Barrier, or EMB, to both the Federal Highway Administration’s TL-3 and ASTM International’s PU-60 standards. Meeting the Federal Highway Administration testing requirements allows the EMB to be used on our nation’s roadways in a variety of applications such as construction work zone safety. Since the ASTM standard — test standard is recognized by the Department of Defense, this certification is critical to obtain military orders. USR has already received an order for six EMB systems from a US Army installation. Unique in the industry, the EMB provides reduced risk benefits similar to the GRAB yet in a lightweight portable barrier system that can be transported by a range of vehicles and set up in less than five minutes without the use of tools. It addresses the rapid deployment needs of the military, law enforcement and first responders in public safety and security applications. As we roll this product out, we will be further identifying the available market opportunity.
Continuing to expand our portfolio of proprietary barrier systems remains a cornerstone of our strategy to expand our market share and to enter new market segments. We have additional product testing scheduled for the third quarter which we believe will further improve our market position. For details on our progress this quarter, I will turn the call over to Barry Willingham, our Chief Operating Officer. Barry?

Barry Willingham — Smith & Wesson Holding Corporation — COO — Perimeter Security Division
Thanks, Matt. In Q1, we made progress on a number of fronts. We focused on putting in place the people, processes and technology to identify, respond to and secure orders for a range of opportunities in order to build our backlog. Operational improvements to processes and technology have made been made to efficiently convert future orders into revenue. I’ll begin by discussing the continued growth of our sales and marketing team that began at the end of last year. Through regional directors located across the country, we have expanded the geographic reach of our sales team and have developed relationships in regional markets that were often largely unexplored by USR. Our focus on engaging new clients and pursuing larger projects in these regions has already broadened our reach. Improvements to our business processes and systems, including market data collection, lead management, estimating and other technologies have made us more responsive to market trends. We added experienced sales and marketing professionals and resources to support them and have made progress towards capturing a greater share of market potential. USR has provided proposals in response to a significantly greater number of opportunities, increasing both the value and quantity of our outstanding proposals during this period.
We’ve increased our value of proposals outstanding from $46 million at the end of fiscal year 2010 to $73 million at the end of Q1. The value of proposals outstanding continued to increase after close of the quarter. We believe this is a key indicator of future potential revenue in the second half of this year, as USR delivers proposals only when there is a client identified requirement for a defined scope of work. We continue to realize the benefits of providing our sales force with a growing range of proprietary products, a key tool to engage new and growing segments of the market. In one example, increased marketing efforts of USR’s proprietary Over-speed Directional Detection System, or ODDS, had led to 10 separate orders from the US Air Force in recent months. In the first quarter, we made progress by preparing our organization for future growth by leveraging our recent investments in information technology. By expanding new technology platform, to include project management, our system now allows for continuous improvements and project cost analysis, inventory control, project execution and the tracking of key performance indicators. The ongoing implementation of the Chemical Facility Anti-Terrorism Standards, or CFATS, by the Department of Homeland Security, is only one element driving future opportunities from regulated perimeter security. Other industry standards are developing which will affect critical infrastructure protection within utilities market, as well as transportation. We have made solid progress in expanding the capacity of our organization to address the numerous opportunities we see in existing and new markets.

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Final Transcript
Sep 09, 2010 / 09:00PM GMT, SWHC — Q1 2011 Smith & Wesson Holding Corporation Earnings Conference Call
The continued introduction of new products, the expansion of our sales force providing visibility to more clients and more markets, and the Company-wide enhancements in technology and processes all facilitate the ability of USR to sustain growth and provide a strong path forward. Back to you, Mike.

Mike Golden — Smith & Wesson Holding Corporation — President & CEO
Thank you, Matt and Barry. With that, I’m going to turn the call over the Bill Spengler, who will provide our financial overview. Bill?

Bill Spengler — Smith & Wesson Holding Corporation — EVP & CFO
Thanks, Mike. Beginning with revenue, total Company revenue met our expectations in both divisions during the quarter. First quarter net sales totaled $94.9 million, a decrease of 6.7% year-over-year. Firearms Division sales of $77.8 million decreased 21.9% compared to the prior year, a period in which that division delivered record quarterly revenue. We acquired USR on July 20, 2009, and therefore, our first quarter sales last year included only 11 days of USR revenue. Net sales for the Perimeter Security Division in the first quarter were $17.1 million, up 60% year-over-year if we include periods prior to the acquisition. Looking next to total Company gross margin, first quarter gross margin was 34%, a sequential increase but a slight decline from the gross margin of 34.7% in Q1 last year. They were favorable firearm manufacturing efficiencies and lower firearm promotional spending in the current quarter. But this was offset on a total Company basis, by now including a full quarter of USR margins that were at a lower level than firearm margins.
First quarter operating expense increased to $25.7 million or 27.1% of sales versus $18.9 million or 18.6% of sales in Q1 last year. This $6.8 million increase was attributable partly to the inclusion of USR for a full quarter basis — for a full quarter this year which accounted for $4 million. In addition, our Firearm Division incurred $2.1 million in legal and consulting fees surrounding our comprehensive response to Foreign Corrupt Practices Act allegations against one of our employees earlier this calendar year. We also incurred expenses in firearms related to enhancing our international sales qualification process, as well as for advertising and marketing activities in support of the new product launches that James discussed. Looking at other income and expense, the first quarter included a non-cash fair value adjustment to the earn-out liability from our acquisition of USR that increased fully diluted EPS by $0.04. As our stock price by the end of Q1 had declined versus last quarter-end’s balance sheet measurement date, this fair value adjustment to the earn-out liability again created a non-cash gain in the quarter. Please note that in August we finalized an amendment to our USR purchase agreement and that as of that date, we are no longer subject to fair value adjustments that have been associated with the earn-out provisions of the original agreement.
Net income for the first quarter was $6.2 million or $0.10 per diluted share, compared with net income of $12.3 million, or $0.21 per diluted share in the first quarter last year. Net income for the first quarter of fiscal 2011 and the first quarter of last year both include fair value adjustments to the USR contingent consideration liability. Excluding these adjustments, net income for the first quarter of fiscal 2011 would have been $0.06 per share versus net income for the first quarter of fiscal 2010, of $0.16 per diluted share. Adjusted EBITDAS, a non-GAAP financial measure that we explain in our press release, was $12 million, compared with adjusted EBITDAS of $19.7 million in the prior year. Much of this difference results from current sales levels being below last year, coupled with the higher operating expense base that I previously explained. CapEx in the first quarter of $2 million, decreased $1.6 million from the comparable quarter in the prior year. The current year spending was primarily related to new product development, cost reduction initiatives and facility maintenance. We currently expect to spend approximately $14 million on capital projects this year.
Turning now to other balance sheet items, first quarter accounts receivable decreased by about $3 million from the end of the prior fiscal year, due to lower sales versus the fourth quarter of last year. Inventory levels increased to $62.6 million by the end of the first quarter compared with $50.7 million at the end of the prior fiscal year. As James discussed, we believe our firearm distribution channel has been acting to move their inventory levels lower and much of our increase is attributable to that activity. In response, we have taken actions to reduce our production in Q2, allowing our own inventory levels to be better absorbed in future periods. At the end of the quarter, we had $26.7 million in cash and cash equivalents, and had no borrowings under our $60 million revolving line of credit. It should be noted that Q1 historically reflects a low cash position, due to the annual payment of distributor, management and sales force incentives which in Q1 totaled $10.5 million, as well as containing the payment of $1.6 million of interest on our convertible debt, which happens twice a year. Interest expense of $1.2 million was below last year, due to our having paid off two smaller loans in Q3 of last year.
Now let me turn to a few additional points, last quarter we indicated that we would uncouple the shares associated with our USR earn-out agreement, and that the related 4.08 million shares should be included in our share count beginning in Q1. However, that change was not executed until August. As a result, the 4.08 million shares are not included in our Q1 share count, but they will be included in our share count for the balance of the year on a weighted average basis.

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Final Transcript
Sep 09, 2010 / 09:00PM GMT, SWHC — Q1 2011 Smith & Wesson Holding Corporation Earnings Conference Call
Now let me turn to some other points relevant to share count. For the second quarter, we expect a basic share count of approximately 60 million, to be appropriate in light of our expected earnings which I will discuss in a moment. For the full year, please note that you can calculate our share count by considering our issued shares as of the end of last year, which was 60 million, add in the weighted average affect of the 4 million shares for USR, then also add an additional 7 million shares primarily for the convertible debt and outstanding options. That should get you to about 70 million shares for the full year on a fully diluted basis.
Now let me turn to our forward-looking financial guidance. In line with our earnings call last year, we continue to expect total fiscal 2011 sales of between $430 million and $445 million, representing total Company year-over-year growth between of between 6% and 10%. Full-year Firearm Division sales are forecasted between $355 million and $365 million, with our Perimeter Security Division contributing the balance of $75 million to $80 million. Total Company gross profit margin for the full year is still anticipated to range from 32% to 33%. Due largely to increases in legal and consulting expenses, we now expect operating expenses to be approximately 23% of sales versus the 22% figure from our prior guidance. This puts full-year operating expense at around $100 million. Turning now to Q2, we expect total sales in the second quarter of fiscal 2011, the period ending October 31, to be between $97 million and $102 million. Firearm Division sales are anticipated to be between $84 million and $88 million, with our Perimeter Security division contributing between $13 million and $14 million. Total Company gross profit margin in the second quarter is anticipated between 25% and 26%.
Second quarter guidance reflects several items. First, we anticipate that distributors and dealers will continue to buy cautiously and will allow their inventories to diminish further in an uncertain economy. Second, we’ve incorporated the impact of our new increasingly restrictive qualification process for international firearm customers, which is contributing to a delay, or in a number of cases, the cancellation of international orders. Third, our guidance for the second quarter reflects an annual two-week shutdown that occurs each year in August, at our Springfield and Houlton facilities, which also limits our ability to absorb overhead. And lastly, we have significantly reduced some rifle and pistol production activity at our Springfield plant as we seek to lower our inventories, which further limits overhead absorption. Total Company operating expenses are expected to be approximately 25% to 26% of sales, reflecting the inclusion of USR and investments in both divisions. As a result, we expect the second quarter net income to be approximately at breakeven levels.
We continue to anticipate that revenue will be weighted more heavily in the second half of the current fiscal year. This is due partly to our BODYGUARDs which will contribute more significantly in the second half than in the first, combined with Perimeter Security sales increases resulting from the sales force changes and activity that Matt and Barry outlined earlier. It also reflects an anticipated end to the overall lowering of inventories in the firearm distribution channel. And as always, please note they we do not include potential sales associated with the larger military contracts currently being pursued. And with that, I’ll turn the call back over to Mike for some closing remarks.

Mike Golden — Smith & Wesson Holding Corporation — President & CEO
Thanks, Bill. As I indicated when we opened, the first quarter was a period of solid execution in a challenging environment. In addition, we have made tremendous progress on new product initiatives and infrastructure development across both of our divisions. We continue to prepare for a full year of growth and we look forward to sharing our progress. Now at this time, I would like to open up the call to questions from our analysts. Operator, let’s take the first question.
QUESTION AND ANSWER

Operator
(Operator Instructions) Your first question comes from the Rhine of Reed Anderson with DA Davidson and Company.

Reed Anderson — D.A. Davidson & Co. — Analyst
Hi, guys.

Mike Golden — Smith & Wesson Holding Corporation — President & CEO

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Final Transcript
Sep 09, 2010 / 09:00PM GMT, SWHC — Q1 2011 Smith & Wesson Holding Corporation Earnings Conference Call
Reed, how are you?

Reed Anderson — D.A. Davidson & Co. — Analyst
Good. Couple of questions. First off, just inventory came up a lot on the call. I just want to start there. If we just look at your firearms inventory say at the end of the second quarter, I mean, what will that look like? All things you are doing whether it’s at the retail level or production, et cetera, what does that look like, Bill, at the end of the second quarter versus what it would have been a year ago.

Bill Spengler — Smith & Wesson Holding Corporation — EVP & CFO
Reed, thank you for the question. We are not going to actually give you an exact number but what — because we are not going to get in to forecasting each of the balance sheet line items on a quarterly basis but what it will look like is lower than it was at the end of Q1.

Reed Anderson — D.A. Davidson & Co. — Analyst
Okay. Okay. And then, switching gears a little bit, obviously at retail you talked about softer demand, you talked about softer orders from the dealers and distributors, you’ve got some rebates in place now but it sounds like from your margin comments, the — your promotion was actually a little bit lower this year than it was a year ago. My question is, A, how long is this current level of rebating your promotion going to persist and is that something that’s in place pertinently or what is your sense on that, Mike, what it takes to drive the sale now at retail?

Mike Golden — Smith & Wesson Holding Corporation — President & CEO
I mean, Reed, you’ve been with us for a couple of years now, and we always have responded to the market conditions as they exist. If you remember, during the back half of the surge, we lowered our promotional spend, it wasn’t necessary. I can’t predict the economy, but we have we think very affective tools to promote and move our product through the channel. And we will use them accordingly. That’s why you are seeing some rebates that are in place now. Everybody reads the same papers, we know what is going on with consumer spending. I think we will react accordingly is about the way I would answer that, and to try to keep the momentum going for us. On new products though a separate piece to this, is things like the BODYGUARD products, we have innovative products, you don’t see us out with promotions on those sort of products because they are new to the market.

Reed Anderson — D.A. Davidson & Co. — Analyst
Good. On the legal expense piece, just curious I mean, is that something, is that going to be a couple of million bucks a quarter for a while or was it an anomaly in this quarter? Just give a sense of what that looks like this year?

Mike Golden — Smith & Wesson Holding Corporation — President & CEO
That’s hard, Reed. What we are doing is just continuing to cooperate, in terms of the DOJ investigation. It’s been staying with us over the last two quarters ever since early this year when the allegations first came out. I suspect that it will stay with us for a little period of time but I can’t tell you the length of time it will stay with us.

Reed Anderson — D.A. Davidson & Co. — Analyst
Just the last one on USR, based on the guidance and the ranges you gave for the segment revenue, obviously you are just shifting — or at least relative to what I was thinking you are shifting some of the 2Q business for USR out but it sounds like your full year hasn’t changed much. Has the visibility changed a little on that or is that just a function of the timing of one or two contracts type of thing?

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Final Transcript
Sep 09, 2010 / 09:00PM GMT, SWHC — Q1 2011 Smith & Wesson Holding Corporation Earnings Conference Call

Mike Golden — Smith & Wesson Holding Corporation — President & CEO
I’m going to let Barry answer that, Reed but I can tell you we are encouraged, you heard Barry talk about the proposals that we have in the field. They are all responsible to actual requirements that customers have. We don’t just send out proposals. So if somebody — we learn of an opportunity or construction project or a new facility or whatever the need is or customer contacts us and the number of outstanding proposals have gone up dramatically. Barry you want to comment a little bit.

Barry Willingham — Smith & Wesson Holding Corporation — COO — Perimeter Security Division
Yes, sure. It’s more of a timing opportunity than projects. We are — as we are focused on these new marketplaces we have the new resources and the regions out in — across the country as we are filling these regions in. We are pursuing more contracts with more clients and the opportunities are being reflected in the growth of the proposals. So it is tipped towards the second half of the year. But we are very confident that’s where we are going.

Reed Anderson — D.A. Davidson & Co. — Analyst
That’s it for me, good luck guys.

Operator
Your next question comes from the line of Eric Wold with Merriman.

Eric Wold — Merriman Curhan Ford — Analyst
Good afternoon. Just a quick follow up on Reed’s last question on the visibility, so the — if you look on USR division, if you look at the backlog now of $24 million at the end of the quarter, can you give us a sense of how much of that is kind of expected to bleed into future quarters and how much of the guidance — or the guidance for the back half of the year which you’re expecting a pretty sizeable ramp in USR orders still on the cusp and maybe not as well known?

Mike Golden — Smith & Wesson Holding Corporation — President & CEO
Bill gave the numbers as to what we see in the current quarter for The USR business, the range of revenue. Which will be in the $13 million to $14 million. So that’s a combination — and, Barry, I’ll let you jump in here, but that’s a combination of the backlog that we have or some of the proposals that we have out coming to fruition and customers looking for immediate starts of projects. Barry, do you want to?

Barry Willingham — Smith & Wesson Holding Corporation — COO — Perimeter Security Division
Sure, hey, Eric, how are you doing.

Eric Wold — Merriman Curhan Ford — Analyst
Good, thank you.

Barry Willingham — Smith & Wesson Holding Corporation — COO — Perimeter Security Division
The first quarter represented our capability to increase the delivery of these things, the execute — or ability to execute these contract and so we are able to do that much faster. Now, with the expansion of the proposal rates and the timing as we spoke to earlier, the ramp up on these is going

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Final Transcript
Sep 09, 2010 / 09:00PM GMT, SWHC — Q1 2011 Smith & Wesson Holding Corporation Earnings Conference Call
to be driven by the opportunities we are responding to right now and as we move through we have a sales cycle that is a little more extended and so that extension of the sales cycle drops a lot of the opportunity recognition into the second half of the year.

Eric Wold — Merriman Curhan Ford — Analyst
Okay. Then on the — thank you. On the firearms side, if you look at the sequential decline in backlog, a lot of that was expected given the shipment of the BODYGUARD series in July given that that was one of the main reasons why it increased in April, but if you dive in a little bit deeper, did you see any change in cancellation patterns of the backlog, or is really the decline just from shipments and then kind of a cautious ordering pattern coming from the channel?

Mike Golden — Smith & Wesson Holding Corporation — President & CEO
That’s a good question. I am going to let James answer that.

James Debney — Smith & Wesson Holding Corporation — President — Firearms Division
Sure. I mean, certainly, we came out of the surge period was pretty unusual, and we did see — coming out of that obviously we had a very high backlog, we have moved significantly from that position to where we are now at the end of Q1. During that period, yes we did see some significant cancellations, the cancellations now are coming in at a much lower rate. We define a cancellation as a cancellation of the complete order, that’s the way that we measure it.

Mike Golden — Smith & Wesson Holding Corporation — President & CEO
Also keep in mind a year ago, when we had, I forget what the number was, $250 million in backlog we said very openly because we knew this, that people were putting orders in just to get in the queue because of the market conditions that were out there during surge. And those conditions have changed. So you just don’t see that kind of activity like we did a year ago.

James Debney — Smith & Wesson Holding Corporation — President — Firearms Division
Sure. but certainly our backlog remains at a much higher level than it was pre that surge period when it typically was in the $20 million to $25 million range.

Eric Wold — Merriman Curhan Ford — Analyst
Perfect. Then, if you look at — I notice you addressed this in the initial part, if you look at the — you mentioned the BODYGUARD series was — your capacity is sold out on that through December, is there anything you can do between now and then to shift production or shift that capacity from some of the less in demand lines to this or increase just that without overall burdening the manufacturing process?

Mike Golden — Smith & Wesson Holding Corporation — President & CEO
I think James mentioned that we are in the process right now of looking to increase our BODYGUARD capacity, to do it as quickly as we can.

James Debney — Smith & Wesson Holding Corporation — President — Firearms Division
Certainly we laid down very good plans, let’s say, in Q1 how we would go about doing that.

Mike Golden — Smith & Wesson Holding Corporation — President & CEO
The way we are looking at our production we have that built into the forecast.

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Final Transcript
Sep 09, 2010 / 09:00PM GMT, SWHC — Q1 2011 Smith & Wesson Holding Corporation Earnings Conference Call

Eric Wold — Merriman Curhan Ford — Analyst
Lastly, if you look at Q2, I know Q2 you normally have the two week shutdown period. I know you are doing a little bit more this time to better align inventory and production with the incoming orders in demand coming from the channel. If you take a step back to where you maybe were looking at your budget at at the start of the year and your quarterly numbers and your quarterly budget is Q2 kind of your outlook for Q2 is it worsened from where you were at the start of the year, is really a lot of the I guess your guidance versus expectation on the Street really kind of an instance of us and others mismodeling versus something adversely changing on your part?

Bill Spengler — Smith & Wesson Holding Corporation — EVP & CFO
This is Bill. I don’t want to comment versus our internal budget, I just don’t want to go there. I guess I would say what we do do is we provide a guidance going forward a quarter and now we’ve amended that in the provision of full year guidance. As I look at it we always anticipated in our prior guidance and as we do now, the back half being higher and it’s — so to us it’s not a significant surprise. It’s tough I’m sure from the other side to discreetly model our quarters when we are not giving you visibility into every single quarter in the year and I think that’s a lot of it. The other piece is, as you know there is a degree of seasonality in the firearms business and we are currently in a seasonally lower period. So that’s not something everyone would necessarily know to model into the second quarter. I guess that’s the best I can do to answer that is we pretty much anticipated a little bit something not dissimilar from what we are looking at here.

Eric Wold — Merriman Curhan Ford — Analyst
That answers it perfectly.

Bill Spengler — Smith & Wesson Holding Corporation — EVP & CFO
That’s why we are pretty much sticking with the full year number. It’s not being reflected in change, if you remember my comments there, all I indicated in terms of change versus the prior guidance was that there was a slight pick up in the expense base for the reasons that I mentioned.

Eric Wold — Merriman Curhan Ford — Analyst
No that’s perfect, Bill, appreciate it, thank you, guys.

Bill Spengler — Smith & Wesson Holding Corporation — EVP & CFO
Eric, thanks.

Operator
Your next question comes from the line of Rommel Dionisio.

Rommel Dionisio — Wedbush Morgan — Analyst
Good afternoon, everyone. Thanks. Just two quick questions, on this new EMB product can you just talk us through the implications on margins for that business potentially going forward and then, Mike, would I be correct in thinking that you could fulfill orders a little more quickly as opposed to the multi-quarter order fulfillment?

Mike Golden — Smith & Wesson Holding Corporation — President & CEO

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Final Transcript
Sep 09, 2010 / 09:00PM GMT, SWHC — Q1 2011 Smith & Wesson Holding Corporation Earnings Conference Call
Let me take the first one. What we are not probably going to do is get involved in product by product margin discussion, so the most we will do is give you overall margin guidance, I will turn it over to my friend Barry to talk about the speed at which orders are fulfilled in that.

Barry Willingham — Smith & Wesson Holding Corporation — COO — Perimeter Security Division
This product offers us a new opportunity that we have built in to our strategy on product sales and the product sales are allowing us obviously a quick turn as opposed to project sales which are obviously a little slower to — you have the whole process of building out and then executing the contract. This is something we can turn faster and realize the revenue quicker. So, yes, it does bring a better opportunity. There is no installation on this Rom. I went down to College Station Texas in early August to watch this crash test or the certification test and I got to tell you it was pretty cool to watch down at Texas AM I think it was. We are pretty excited about the product.

Rommel Dionisio — Wedbush Morgan — Analyst
Good. Yes, I look forward to learning a little bit more about that offline. My last question is on the firearms business, are you seeing sort of pickup in competitive promotions as retailers look to maybe trim inventories?

Mike Golden — Smith & Wesson Holding Corporation — President & CEO
I will let James answer that.

James Debney — Smith & Wesson Holding Corporation — President — Firearms Division
Certainly in Q1 our view was that promotional activity was fairly moderate. Okay? I think when you can see our own promotion — because obviously they’re out there at the consumer level, are much more active than they were. So looking at it from our own perspective, for our own business, yes.

Rommel Dionisio — Wedbush Morgan — Analyst
Thanks very much.

Operator
Your next question comes from the line of Cai von Rumohr with Cowen and Company.

Cai von Rumohr — Cowen and Company — Analyst
Thank you very much, gentlemen.

Mike Golden — Smith & Wesson Holding Corporation — President & CEO
How are you?

Cai von Rumohr — Cowen and Company — Analyst
Good, thanks. One of the surprises really for me in the quarter was the extent of the drop in tactical rifles down to $7 million. Why — maybe give me a little help in understanding why was it so severe and I don’t want a full year projection but kind of like is this an abnormal low inventory, basically draw down, basically sell through was okay or why was the number quite so weak?

Mike Golden — Smith & Wesson Holding Corporation — President & CEO

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Final Transcript
Sep 09, 2010 / 09:00PM GMT, SWHC — Q1 2011 Smith & Wesson Holding Corporation Earnings Conference Call
Well, Cai, that’s a good question. If you remember last year, the surge — tactical rifles were a really major portion of the surge. During the first half of last year, actually it peaked for us in the quarter that was just ended, the first quarter, we took our production up significantly to take advantage of the market opportunity that we realized was not going to be sustainable. So we manufactured and sold — and they sold through an unusually high volume of tactical rifles in the first quarter of last year. So the decrease is a much more normalization, a combination of a much more normalization of the retail marketplace this year versus last year that we did — we actually took advantage of the opportunity. I’ll give you an example in Q1 last year, we did $22 million in tactical rifles, the year before that we did $5 million. That was a big jump that was in there.

Cai von Rumohr — Cowen and Company — Analyst
But so, I mean — so if this is a normal level in fiscal ‘09 you did about $40 million in tactical rifles. So as we are modeling this should we assume you are going back to the $40 million to $50 million area and is that kind of embedded something like that in your full year guidance for firearms?

Mike Golden — Smith & Wesson Holding Corporation — President & CEO
Yes, without getting in to specific product by product guidance, then generally, yes.

Cai von Rumohr — Cowen and Company — Analyst
Okay. Thank you very much. Then USR, I think your guidance was for sales of 17 million to 20 million, and you came in at the low end of that. The weather should be pretty good I would think in the summer, and yet you’re looking for sales of 13 million to 14 million down from 16 million, you mentioned the weak economy, and here we are, we haven’t revised. We are still at 75 million to 85 million. You also mentioned I think last year that kind of well you get into winter and it’s kind of tough to put all this stuff into place. Is that a stretch to get to that number and how does that work as we go sequentially I mean, because usually isn’t’ the January quarter is kind of weak, which would assume a spectacular fourth quarter to get to even 75 million?

Bill Spengler — Smith & Wesson Holding Corporation — EVP & CFO
Well, this is Bill. First, the guidance actually was 17 million to 18 million. So we are right kind of in there and as I think Matt pointed out, they actually revenued — when you include interCompany revenues it’s — I don’t know if you know this but we installed a barrier outside of the Springfield headquarters. They actually revenued so they have the execution ability to do 17.6 million. Yes, clearly it’s a back half focus. Clearly what we are doing is looking at the expansion of the sales force that Barry discussed, we are looking at our ability to implement better lead generating activities, get a better focus, do a better job in putting in our proposals and we believe for a number of reasons, not the least of which is the ramp in the proposals out on the Street which we think are more affectively put together. That there is obvious result coming in the second half of the year. And it is kind of a just roughly, a kind of 40/60 split in the second half of the year. So yes, it does imply that we will have a good fourth quarter. We believe we are generating the leads now and the proposals responding to those leads to be able to get to that and we believe we have the execution ability behind that volume to be able to deliver the revenue that those imply.

Cai von Rumohr — Cowen and Company — Analyst
I guess my confusion is a little bit more October, summer months should be good months for putting this stuff in and I was more surprised not the fourth quarter, but that you would only do 13 million to 14 million in the October quarter. That it wouldn’t be like 18 million. Wouldn’t be a bigger — it’s going to be a down quarter that it wouldn’t be something like 18 million to 19 million. Then it would be—.

Bill Spengler — Smith & Wesson Holding Corporation — EVP & CFO
Well, I see that from a weather pattern perspective. I see that one but the thing is — and I think as you see in the backlog, we need to have the orders before the weather begins to influence us one way or the other. We have — obviously the number of — the amounts in backlog have been coming down and we’ve taken action to correct that, that action just won’t happen on a spontaneous basis because of the lead times that Barry discussed and so we look at that activity, and we see its pattern, and I — I do recall last year well, we talked about the weather in the fourth

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Final Transcript
Sep 09, 2010 / 09:00PM GMT, SWHC — Q1 2011 Smith & Wesson Holding Corporation Earnings Conference Call
quarter, you may remember, it was a uniquely bad winter, I think what we said at the time also is that we had a very high proportion of the USR business, really sitting right in the mid Atlantic states, and the a bit in the northeast, which had — so I think what Barry has also been explaining is that he is broadening out his territorial reach. As a result, the weather thing which I think was fair comment in light of the composition of the sales in the January, February, kind of time frame last time around, this time around we don’t think will be as big of a factor.

Cai von Rumohr — Cowen and Company — Analyst
Got it. Now the proposals 73 million outstanding and the 46 million, those refer to what time frame, 73 million is today, and 46 million is at year end or the end of — what—?

Mike Golden — Smith & Wesson Holding Corporation — President & CEO
The end of April was — 46 million, and the end of Q1, the end of July it was up to 73 million. And I believe Barry made the comment that we continued to see that grow from there.

Cai von Rumohr — Cowen and Company — Analyst
Okay. What kind of pull down rate do you expect proposals out. I mean, you have like you’ve — 30%, 40%, do you have any pleasure in that or is that impossible?

Mike Golden — Smith & Wesson Holding Corporation — President & CEO
That’s kind of — I mean, if you step back from what is going on, what you have is a new group, a new — or let’s say a deeper and we think a much strengthened revenue identification process setting of where we are going to put in proposals. So to try to take an historical average from prior periods which would—.

Cai von Rumohr — Cowen and Company — Analyst
I hear what you are saying. It doesn’t make any sense.

Mike Golden — Smith & Wesson Holding Corporation — President & CEO
It’s not a comfortable place to go.

Cai von Rumohr — Cowen and Company — Analyst
Absolutely. No, no, no, I agree with you. So the FCPA is — who is the one who is going to make an issue out of this, is this justice, is this the SEC, are they asking you to pay a fine? Kind of give us a little more color on where we are in those negotiations?

Mike Golden — Smith & Wesson Holding Corporation — President & CEO
We are fully cooperating with the DOJ, there is really not much to for us to update on it. We are cooperating with them. It’s just a continuing process.

Bill Spengler — Smith & Wesson Holding Corporation — EVP & CFO

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Final Transcript
Sep 09, 2010 / 09:00PM GMT, SWHC — Q1 2011 Smith & Wesson Holding Corporation Earnings Conference Call
The situation is that it’s at an investigation point with the DOJ, and a follow up with the SEC, it’s — there is nothing beyond that. There was — at this point, their company is not been indicted.

Mike Golden — Smith & Wesson Holding Corporation — President & CEO
There is nothing really to negotiate.

Bill Spengler — Smith & Wesson Holding Corporation — EVP & CFO
So there is no discussion other than cooperation as together we really review our entire situation.

Cai von Rumohr — Cowen and Company — Analyst
Okay. Great. And the last one, you have a new shareholder in the quarter, Mr. Icahn, has he called you, and if so made any kind of indication of kind of what his interest is or what he hopes to get out of all of this?

Mike Golden — Smith & Wesson Holding Corporation — President & CEO
Cai, we don’t comment on that kind of stuff.

Cai von Rumohr — Cowen and Company — Analyst
Okay. Okay. That’s it, thank you very much.

Mike Golden — Smith & Wesson Holding Corporation — President & CEO
Okay.

Operator
Your next question comes from the line of Chris Krueger with Northland Securities.

Chris Krueger — Northland Securities — Analyst
I just had a couple of quick questions, most of my others were answered but the BODYGUARD products that you said are sold out through capacity, can you give us any idea like a dollar amount or a unit number or what that means?

Mike Golden — Smith & Wesson Holding Corporation — President & CEO
How are you doing, Chris?

Chris Krueger — Northland Securities — Analyst
Good.

Mike Golden — Smith & Wesson Holding Corporation — President & CEO
We don’t give out specific information on what our production capacity is.

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Final Transcript
Sep 09, 2010 / 09:00PM GMT, SWHC — Q1 2011 Smith & Wesson Holding Corporation Earnings Conference Call

Chris Krueger — Northland Securities — Analyst
All right. Fair enough. Actually my other question has already been answered that’s all I got, thanks.

Mike Golden — Smith & Wesson Holding Corporation — President & CEO
Thanks Chris.

Operator
Your next question comes from the line of Jim Barrett with CL King Associates.

Jim Barrett — CL King Associates — Analyst
Mike, could you drill down in inventory a bit? Were the distributors and dealers industrywide sitting on too much inventory coming into the summertime or do you think they have overreacted given your read of end demand?

Mike Golden — Smith & Wesson Holding Corporation — President & CEO
I’m going to let James answer that. We didn’t say they were over inventoried. What we said is they are taking inventory down. There is a big difference there, Jim.

Jim Barrett — CL King Associates — Analyst
I understand that. That’s why I asked the question was, just why in fact are they doing it. James, if you could, is the distributor driving it more than the dealer or vice versa if you could give us any added thoughts on that?

James Debney — Smith & Wesson Holding Corporation — President — Firearms Division
Yes, I mean, obviously we work very closely with our top distributors and they do share inventory of Smith & Wesson products with us but they don’t share anybody else’s inventory. But generally when we’ve had discussion with them, our understanding is it’s certainly industrywide but that it has higher inventory than they desired. Certainly they have been attempting to reduce that inventory going forward.

Jim Barrett — CL King Associates — Analyst
Okay.

Mike Golden — Smith & Wesson Holding Corporation — President & CEO
Go ahead James.

James Debney — Smith & Wesson Holding Corporation — President — Firearms Division
When we also try and determine how well the distributors are doing at selling to retail, it’s certainly — and as the next number support as well, but it’s still a very strong industry. But certainly, we have seen — observed a few of the dealers that we know better also have higher inventories than they would want.

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Final Transcript
Sep 09, 2010 / 09:00PM GMT, SWHC — Q1 2011 Smith & Wesson Holding Corporation Earnings Conference Call

Jim Barrett — CL King Associates — Analyst
As well, okay. Do they have less inventory in the concealed carry product and more inventory in the all other product lines?

Mike Golden — Smith & Wesson Holding Corporation — President & CEO
They have less inventory of ours.

Jim Barrett — CL King Associates — Analyst
Okay. And then, Mike, could you give us an overview as it applies to Thompson Center Arms how you see the hunting season shaping up this year, year-over-year?

Mike Golden — Smith & Wesson Holding Corporation — President & CEO
Yes. And we’ll let James jump in on that too because he is responsible for both businesses but as James said we have some new products that we are pretty excited about entering the youth market and hitting some more aggressive, higher volume price points that really people have never seen from Thompson Center. James you want to—?

James Debney — Smith & Wesson Holding Corporation — President — Firearms Division
Certainly I can say that we are certainly positioned better than we ever were before, we have got stronger in both action, with our Venture rifles, and as we discussed earlier, we have launched the Impact black powder rifle, which puts us in a very different retail price point and a price point that we haven’t been close to in the past. We know that that’s certainly going to be very attractive to the consumer. And also as mentioned earlier another new market segment that we are in now with the Hot Shot in terms of the youth segment. And also that product we have a licensing agreement with Boy Scouts of America as well. A lot of attention on youth products at the moment.

Jim Barrett — CL King Associates — Analyst
That sounds promising, thank you very much.

Mike Golden — Smith & Wesson Holding Corporation — President & CEO
Thanks, Jim.

Operator
Your next question come from the line of Bret Jordan with Avondale Partners.

Anand Vankawala — Avondale Partners
Hey, good morning.

Mike Golden — Smith & Wesson Holding Corporation — President & CEO
Good afternoon.

Anand Vankawala — Avondale Partners

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Final Transcript
Sep 09, 2010 / 09:00PM GMT, SWHC — Q1 2011 Smith & Wesson Holding Corporation Earnings Conference Call
This is Anand in for Bret. Just a few quick questions. You attributed the gross margin improvement in the firearms segment to operating efficiencies and reduced spending a at the Springfield facility. I was just wondering if you can break down the benefit as to the how much each factor played?

Mike Golden — Smith & Wesson Holding Corporation — President & CEO
No. I’m not going to do that right now.

Anand Vankawala — Avondale Partners
Okay.

Mike Golden — Smith & Wesson Holding Corporation — President & CEO
I have a whole series of variance, if you want to know internally can I do that, yes. But I don’t want to get into that kind of super discreet analysis of gross margins on a quarter over quarter basis, moving us toward estimating everything in advance and that way, et cetera. So yes, obviously the answer is yes we can do that but I think it’s probably not the best idea for us to do that.

Anand Vankawala — Avondale Partners
Sure. You — as far as the USR segment, backlog decline goes, you say that that — some of the decline was due to a reduction in funding in some of the sales channels. I was just wondering if you can — give a little bit of color as to which channels specifically you were referring to?

Mike Golden — Smith & Wesson Holding Corporation — President & CEO
I will let Barry talk about what we are seeing out there in the marketplace.

Barry Willingham — Smith & Wesson Holding Corporation — COO — Perimeter Security Division
Sure. I mean, across the board within the corporate clients or from the military, the money is not necessarily declining it’s declining in certain spots but it’s moving more than it’s declining. What we’ve done is with the more visibility we have in the marketplace that we put in place a couple of quarters ago, it has allowed us to respond to these market trend moves and be able to follow the money if you will, with the new resources that are reasonably positioned we are able to capture that in a much more effective way, and the decline in some of the — or the reduction in some of the contracts that were in place before with the military those things start and stop all the time. So as contracts are completed, we have new ones that are starting and we’re pursuing those and involved in those and we’ll continue to be.

Anand Vankawala — Avondale Partners
Okay. What percent of the firearm backlog is due to the BODYGUARD line?

Mike Golden — Smith & Wesson Holding Corporation — President & CEO
We don’t break out the details on the backlog. James gave you what the total backlog was and obviously BODYGUARD is part of it.

Anand Vankawala — Avondale Partners
All right, perfect. Can you give us any idea of which firearm categories you saw inventory growth in?

Bill Spengler — Smith & Wesson Holding Corporation — EVP & CFO
Really essentially the same answer. We talked to you and I think — and having done this in more than one location we go to quite a degree of specificity in how we present the information and how we forecast, we kind of go by line item, but there is a certain dividing line where I think most public companies don’t want to get involved in the process of product by product forecasting on these kinds of things. Trying to project inventory on a product by product basis. That’s just kind of at a discreet level that takes us away from seeing the overall picture in these kind of discussions.

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Final Transcript
Sep 09, 2010 / 09:00PM GMT, SWHC — Q1 2011 Smith & Wesson Holding Corporation Earnings Conference Call

Mike Golden — Smith & Wesson Holding Corporation — President & CEO
Anand, a follow up to what Bill said, as James mentioned or Bill mentioned earlier in our prepared remarks, we are taking action to correct the inventory situation that we are in. So we are reacting where there is more than we want.

Anand Vankawala — Avondale Partners
Okay. Lastly, do you have any update on the DOJ investigation?

Mike Golden — Smith & Wesson Holding Corporation — President & CEO
No. That was what Cai was asking about, and at this point we continue to cooperate with the DOJ. And we work along with them and there is really not nothing to update.

Anand Vankawala — Avondale Partners
Thanks.

Mike Golden — Smith & Wesson Holding Corporation — President & CEO
Okay. Thanks.

Operator
And a follow-up question from the line of Eric Wold.

Mike Golden — Smith & Wesson Holding Corporation — President & CEO
Hey Eric.

Eric Wold — Merriman Curhan Ford — Analyst
Thanks, a quick follow up. So if you look at gross margin in Q1, the guidance for Q2, and kind of backing into the back half of the year to get to the 32% to 33%, full year guidance on yor revenue, it looks to me like your gross margins are going to be going up significantly into the 33% to 35% range in the back half of the year, just to kind of get to the low end of the annual number. What is the biggest driver to that? Is it really getting the efficiency back on the firearm side as you get to higher levels or is it the USR division that’s really going to start kicking in now that you’ve lapped all the impacts from before?

Bill Spengler — Smith & Wesson Holding Corporation — EVP & CFO
It’s really — fist, your math is accurate. Second, the answer is that it’s really both. It’s really for the number of reasons that Barry Willingham explained, we really see us continuing to improve the margins at USR. So that kind of down mixing that’s happened recently starts to be alleviated, but then if you go to — over on the firearm side of the business, we kind of have a double effect on absorptions in Q2. We got our shutdown, the annual shutdown for two weeks, we’ve got the correction to the inventory level, and we don’t have that same kind of absence of overhead absorption as we get into the second half of the year. So it’s really both. It’s improvement in firearms for the reasons that are manufacturing based but also we always make an effort with new products to provide some kind of up mix to our margin. And we have a reasonable new product component coming in, in the second half particularly driven by BODYGUARD and the SD launch but it’s also the USR business showing ongoing improvement.

Mike Golden — Smith & Wesson Holding Corporation — President & CEO

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Final Transcript
Sep 09, 2010 / 09:00PM GMT, SWHC — Q1 2011 Smith & Wesson Holding Corporation Earnings Conference Call
Don’t forget, Eric, the fourth quarter works out that every year that’s our — on the firearm side that’s the largest gross margin quarter percent and that’s because — one of the factors there is we have the most workdays in that quarter. There is no Holidays in that quarter. Some of it is just arithmetic.

Bill Spengler — Smith & Wesson Holding Corporation — EVP & CFO
If you are going back and looking at the second six months from last year our volume in firearms is higher. By virtue of the numbers that I outlined in the guidance. So we should have favorable absorptions.

Eric Wold — Merriman Curhan Ford — Analyst
Then lastly, not looking for an exact number here, but maybe some sense of — I know some of the increase to 23% operating margin guidance or operating expense guidance for this year is increased legal expense but obviously there was some of that in there before because we’ve known about this for a couple of quarters, maybe give a sense to how much you might spend on legal this year so we can kind of get a sense that obviously if things don’t, knock on wood, don’t worsen or spending drops next year kind of what the incremental margin benefit could look like in the out year? Understand.

Bill Spengler — Smith & Wesson Holding Corporation — EVP & CFO
I don’t, I know, I know you sense what I’m going to answer with, which is that I don’t want to get into specific identification of each of the elements of operating expense like that. But I think it’s fair to say that a reasonably good part of that relates to the combination of things, the legal work, the consulting work, the cost associated with driving a really far more rigorous sales qualification process.

Eric Wold — Merriman Curhan Ford — Analyst
Got it.

Bill Spengler — Smith & Wesson Holding Corporation — EVP & CFO
So that kind of stuff. And the only other thing I’d point to is there’s — we continue to kind of implement the build out at USR which I think as we see it will yield results.

Eric Wold — Merriman Curhan Ford — Analyst
Thank you, guys.

Mike Golden — Smith & Wesson Holding Corporation — President & CEO
Eric, thanks.

Operator
You have a follow-up question from the line of Cai von Rumohr.

Cai von Rumohr — Cowen and Company — Analyst
Yes, thank you very much. What sort of tax rate should we use in modeling for the upcoming quarters approximately?

Bill Spengler — Smith & Wesson Holding Corporation — EVP & CFO

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Final Transcript
Sep 09, 2010 / 09:00PM GMT, SWHC — Q1 2011 Smith & Wesson Holding Corporation Earnings Conference Call
No real change from prior guidance it’s 37.65%. Just to be rounding it.

Cai von Rumohr — Cowen and Company — Analyst
For the year or for the upcoming quarters?

Bill Spengler — Smith & Wesson Holding Corporation — EVP & CFO
For the full year.

Cai von Rumohr — Cowen and Company — Analyst
For the full year, okay, terrific. And then you mentioned the vacation days last year would fall the way it worked out was you had 63 days in the first quarter, and then 54 in the second, 54 in the January quarter with Christmas and then 65, is that essentially the same—?

Mike Golden — Smith & Wesson Holding Corporation — President & CEO
I haven’t looked and counted the days but I don’t see why it would be any different this year than last year.

Bill Spengler — Smith & Wesson Holding Corporation — EVP & CFO
Give or take a day or so, yes.

Mike Golden — Smith & Wesson Holding Corporation — President & CEO
Kind of the same thing, Cai.

Cai von Rumohr — Cowen and Company — Analyst
Okay. And then your inventory buildup, is there any concern in the mix like you have a lot of tactical rifles and the sales are really weak and therefore it’s going to take you longer or is it a relatively even mix?

Mike Golden — Smith & Wesson Holding Corporation — President & CEO
Again, I got to kind of stick with the same answer on this. Really don’t want to get into commenting on product by product inventory levels. If nothing else, it starts to provide competitive information that — many of our competitors are not public, we don’t get to hear their information on this so I would rather not share. Okay. All I can really say is we are going to address this, we are working on it, we didn’t miss the number and we are going to — we’re going to see improvement by the end of this — the current quarter we are in right now, Q2.

Bill Spengler — Smith & Wesson Holding Corporation — EVP & CFO
There is two ways you can address those things, Cai, you can make less which in certain cases we will or you can sell more which by putting promotions on in place. We have both vehicles at our disposal to make sure we don’t get ourselves in trouble.

Cai von Rumohr — Cowen and Company — Analyst
Okay. Last one, I guess your convert is putable at the end of December of 2011, and I guess unless things change, that might be an issue, any thoughts about how to deal with that or is that just so far out that kind of we get to that one as we get a little closer?

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Final Transcript
Sep 09, 2010 / 09:00PM GMT, SWHC — Q1 2011 Smith & Wesson Holding Corporation Earnings Conference Call

Mike Golden — Smith & Wesson Holding Corporation — President & CEO
Well in terms of giving you a specific answer on what we want to do about it—.

Cai von Rumohr — Cowen and Company — Analyst
No, no, no, just conceptually how are you thinking about your alternatives?

Mike Golden — Smith & Wesson Holding Corporation — President & CEO
Well, we have a range of alternatives, we have all kinds of capacity that we are not using to take on debt in the Company. There is a lot of opportunity to do that. In a sense you could replace debt for debt. We have a positive cash flow in the business. We anticipate we have a $60 million revolver new. If the entire amount was put to us, which, you’re right, is December of next year, that would be $80 million. So with cash on hand the revolver conceivably, and it wouldn’t be how we would want to manage the business because you want a buffer zone but it’s even conceivably possible we could simply — and it depends on the put rate. So but we are looking at a series of options and over the coming months we will really share with you exactly, with greater clarity what we want to do about it.

Cai von Rumohr — Cowen and Company — Analyst
Got it. And the last one a follow up to Eric, you had mentioned that USR’s gross margin should improve as we go forward. I think when you did the acquisition my recollection was the hope that it was that they would get to close to the corporate average target of 35%. Is that still the hope or the plan?

Mike Golden — Smith & Wesson Holding Corporation — President & CEO
That’s still the hope and the plan down the road. Yes. We look at this all the time from a business model perspective. As the business becomes larger, as it goes through learning experiences, and as we’ve moved them, as it grows it’s going to have to change to being less a self performing model, in other words our own folks doing the construction projects and more of a sub contracted model which will bring a lot greater consistency and regularity into it. But as we take on more projects, get our processes stronger, and we apply a little more pressure on the supply base because we are larger, we still see that as a longer term opportunity. And over the next — which is not arguing that for the next year or so, but we will get there.

Cai von Rumohr — Cowen and Company — Analyst
Okay. Terrific, thank you very much.

Mike Golden — Smith & Wesson Holding Corporation — President & CEO
Thanks, Cai.

Operator
Ladies and gentlemen, this concludes the question and answer portion of the call. I would like to turn the call over to Mike Golden for closing remarks.

Mike Golden — Smith & Wesson Holding Corporation — President & CEO

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Final Transcript
Sep 09, 2010 / 09:00PM GMT, SWHC — Q1 2011 Smith & Wesson Holding Corporation Earnings Conference Call
Thank you, Operator. In closing I want to thank all of our employees for their contributions this quarter. In addition, a special thanks to those employees and their families who are serving in the armed forces. We appreciate your service. Before we sign off, please note that we will be presenting at the Cowen One on One conference and the CL King’s Eight annual Best Ideas conference on September 15, and 16, respectively in Boston and New York. We look forward to the opportunity of catching up with many of you in person at those events. Thanks again everyone for joining us today.

Operator
Ladies and gentlemen, thank you for your participation in today’s conference this concludes the presentation, you may now disconnect. Have a wonderful day.

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